EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28217 and 333-28215) on Form S-8 of Access Anytime Bancorp, Inc. of our report dated January 30, 2003, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2002 annual report on Form 10KSB of Access Anytime Bancorp, Inc.

KPMG LLP

Albuquerque, New Mexico
February 28, 2003